Exhibit 10.3

NON-QUALIFIED PERFORMANCE ACCELERATED

STOCK OPTION AGREEMENT
OF
MERCURY MAN HOLDINGS CORPORATION

THIS AGREEMENT (the “Agreement”) is entered into as of              , 2004 (the “Grant Date”), by and between Mercury Man Holdings Corporation, a Delaware corporation (the “Company”), and                              , an employee of the Company (or one of its Subsidiaries), hereinafter referred to as the “Optionee.”

WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, the Company wishes to carry out the Stock Option Plan of Mercury Man Holdings Corporation (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 6.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan.  The singular pronoun shall include the plural, where the context so indicates.

Section 1.1                                      “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

Section 1.2                                      “Board” shall mean the Board of Directors of the Company.

Section 1.3                                      “Cause” shall have the meaning specified in the Stockholders Agreement.

Section 1.4                                      “Change in Control” shall mean a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, a Principal Stockholder or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.

Section 1.5                                      “Committee” shall have the meaning set forth in the Recitals hereto.

Section 1.6                                      “Common Stock” shall have the meaning set forth in the Recitals hereto.

Section 1.7                                      “Company” shall have the meaning set forth in the Recitals hereto.

Section 1.8                                      “Grant Date” shall have the meaning set forth in the Recitals hereto.

Section 1.9                                      “Option” shall mean the Non-Qualified Stock Option to purchase Common Stock granted under this Agreement.

Section 1.10                                “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.11                                “Plan” shall have the meaning set forth in the Recitals hereto.

Section 1.12                                “Principal Stockholder” shall mean Leonard Green & Partners, L.P., a Delaware limited partnership and its Affiliates.

Section 1.13                                “Stockholders Agreement” shall mean that certain amended and restated Stockholders Agreement, dated as of September 30, 2004, by and among the Company, Green Equity Investors IV, L.P., FTD Co-Investment LLC, the other parties thereto, and those certain other Persons who may become a party thereto from time to time in substantially the form attached as Exhibit A hereto, as amended from time to time.

ARTICLE II.
GRANT OF OPTION

Section 2.1                                      Grant of Option.  In consideration of the Optionee’s agreement to enter into or remain in the employ of the Company or one of its Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of                  shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement.

Section 2.2                                      Option Subject to Plan.  The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3                                      Option Price.  The purchase price of the shares of Common Stock covered by the Option shall be $1.00 per share (without commission or other charge).

ARTICLE III.
EXERCISABILITY

Section 3.1                                      Commencement of Exercisability

(a)                                  Subject to subsection (c) and Section 3.3, the entire Option shall become exercisable on June 30, 2011, provided that the Optionee remains continuously employed in active service with the Company from the Grant Date through June 30, 2011, provided, however, that the Option shall become exercisable at an accelerated rate in three installments following the Grant Date if the targeted “Consolidated EBITDA” (as defined below) is achieved as of the date specified with respect to such installment and if the Optionee remains continuously employed in active service with the Company from the Grant Date through such date:

(i)                                     The first installment shall consist of                    shares covered by the Option and shall become exercisable as of the date on which the Board determines the Consolidated EBITDA for the fiscal year ending on June 30, 2005 if such Consolidated EBITDA is $57.5 million or more, which determination shall be made as soon as practicable after the Company’s accountants have completed their audit of the Company’s financial statements for such fiscal year;

(ii)                                  The second installment shall consist of                   shares covered by the Option and shall become exercisable as of the date on which the Board determines the Consolidated EBITDA for the fiscal year ending on June 30, 2006 if such Consolidated EBITDA is $63.0 million or more, which determination shall be made as soon as practicable after the Company’s accountants have completed their audit of the Company’s financial statements for such fiscal year;

(iii)                               The third installment shall consist of                    shares covered by the Option and shall become exercisable as of the date on which the Board determines the Consolidated EBITDA for the fiscal year ending on June 30, 2007 if such Consolidated EBITDA is $70.0 million or more, which determination shall be made as soon as practicable after the Company’s accountants have completed their audit of the Company’s financial statements for such fiscal year.

If the targeted Consolidated EBITDA is not achieved in respect of any of the installments set forth in clause (i), (ii), or (iii) above, the Options covered by such installment shall not become exercisable until June 30, 2011 and shall then only be exercisable if the Optionee remains continuously employed in active service with the Company from the Grant Date through June 30, 2011.

The Options covered by any installment that is still eligible to become exercisable at an accelerated rate as set forth above shall be exercisable immediately prior to the occurrence of a Change in Control if the Optionee remains continuously employed in active service with the Company from the Grant Date through the date immediately prior to the date of the Change in Control.

(b)                                 “Consolidated EBITDA” means, for any period, the Consolidated Net Income of FTD, Inc., as defined in the Senior Subordinated Notes Indenture by and among Nectar Merger Corporation, FTD, Inc., and U.S. Bank National Association, dated February 6, 2004 (the “Indenture”) adjusted:

(i)                                     to exclude:

(1)                                  all non-cash items, including gains and losses, attributable to the movement in the mark to market valuation of Interest Swap and Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities;” and

(2)                                  the Consolidated EBITDA of any Person and its Subsidiaries acquired (or attributable to any business acquired) after the date of this Agreement and the direct expenses incurred in connection with any such acquisition.

(ii)                                  to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of:

(1)                                  Consolidated income tax expense and any payments made to a parent entity pursuant to clause (k)(i) of Section 4.9 of the Indenture;

(2)                                  Consolidated depreciation and amortization expense;

(3)                                  Consolidated Fixed Charges as defined in the Indenture;

(4)                                  any unrealized foreign currency translation or transaction gains or losses in respect of indebtedness or other obligations of the Company or any subsidiary;

(5)                                  without duplication, any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

(6)                                  Management Fees as defined in the Indenture; and

(7)                                  any expense in respect of severance paid to an executive officer of the Company or any of its subsidiaries.

(iii)                               to add thereto, without duplication, the Consolidated EBITDA of any Person and its subsidiaries disposed of (or attributable to any business disposed of) after the date of this Agreement, which Consolidated EBITDA shall be in respect of the last full twelve months prior to such disposition, and the direct expenses incurred in connection with any such disposition.

(iv)                              to exclude other non-cash items increasing Consolidated Net Income, excluding revenues accrued in the ordinary course of business and any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, provided, that, except as already included in the calculation of Consolidated Net Income, consolidated income tax expense and depreciation and amortization of a subsidiary that is not a wholly owned subsidiary shall only be added to the extent of the equity interest of the Company in such subsidiary.

(v)                                 to include or exclude any other item that the Committee reasonably determines should be included or excluded in order to reflect the operations of the Company in the ordinary course of business.

(c)                                  No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

Section 3.2                                      Duration of Exercisability.  The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3                                      Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)                                  The tenth anniversary of the Grant Date; or

(b)                                 Except as the Committee may otherwise approve, the thirtieth day following the date of the Optionee’s Termination of Employment for any reason other than (i) termination by the Company for Cause as determined by the Committee in its discretion; or (ii) the Optionee’s death or disability (as defined in Section 22(e)(3) of the Code); or

(c)                                  Except as the Committee may otherwise approve, the date of the Optionee’s Termination of Employment by reason of termination by the Company for Cause as determined by the Committee in its discretion; or

(d)                                 In the case of an Optionee whose Termination of Employment is by reason of his or her death or disability (within the meaning of Section 22(e)(3) of the Code), the expiration of 12 months from the date of the Optionee’s Termination of Employment; or

(e)                                  The occurrence of a Change in Control, provided that any portion of the Option which is exercisable as of the occurrence of the Change in Control may be exercised concurrently therewith.

Section 3.4                                      Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than 100 shares and shall be for whole shares only.

Section 3.5                                      Exercise of Option.  The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

ARTICLE IV.
OTHER PROVISIONS

Section 4.1                                      Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Optionee.

Section 4.2                                      Shares Subject to Plan and Stockholders Agreement.  The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement including, without limitation, the restrictions set forth in Section 5.6 of the Plan, and, in accordance with Section 5.3(b) of the Plan, the Optionee acknowledges that the execution of the Stockholders Agreement is a condition precedent to exercising the Option.

Section 4.3                                      Construction.  This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware.

Section 4.4                                      Conformity to Securities Laws.  The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5                                      Amendment, Suspension and Termination.  The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as provided by Section 7.1 of the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Optionee, alter or impair any rights or obligations under the Option.

Section 4.6                                      Cash-Out of the Option Upon a Change in Control.  To the extent that any vested portion of the Option is not exercised by the Optionee prior to the occurrence of a Change in Control, the Committee may, in its sole discretion, cancel such portion of the Option in exchange for a cash payment equal to the product of (a) the number of shares of Common Stock subject to such portion of the Option and (b) the excess, if any, of (i) the fair market value of the consideration received by the Company’s stockholders in connection with such Change in Control, as determined by the Committee in its sole discretion, over (ii) the Exercise Price per share of Common Stock subject to the Option.

Section 4.7                                      Tax Withholding.     The Company shall be entitled to require payment in cash or deduction from other compensation payable to the Optionee of any sums required by federal, state or local tax law to be withheld with respect to the exercise or disposition of the  Option.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

MERCURY MAN HOLDINGS CORPORATION

By:

Its:

Optionee name

Residence Address:

Optionee’s Social Security Number: